Zi Corporation Rejection of the Nuance Communications, Inc.	Unsolicited Offer
Offer to Purchase for cash all of the issued and outstanding	Expiry: January 2, 2009
common shares of Zi Corporation

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Zi Corporation

Zi Corporation Rejection of the Nuance Communications, Inc.
offer to purchase for cash all of the issued and
outstanding Zi Corporation common shares.

Unsolicted offer where we are representing the target.

Laurel Hill Advisory Group Toll-Free I/B #: 1- 888-819-0207
Laurel Hill Advisory Group contact: Christine Carson – 1-877-304-0211

Expiry Date: January 2, 2009 at 5:00 pm (Calgary Time)

OBJECTIVE:	We are working for Zi Corporation. Our current mandate is to encourage shareholders to reject the offer.

Zi Corporation Rejection of the Nuance Communications, Inc.	Unsolicited Offer
Offer to Purchase for cash all of the issued and outstanding	Expiry: January 2, 2009
common shares of Zi Corporation

Inbound Calls:
ANSWERLINE:

Thank-you for calling the Zi Corporation Information line. This call is recorded for quality assurance and training purposes. How may I help you?" (Answer Questions according to synopsis and proceed to any applicable questions below")

Outbound Calls:
INTRODUCTION PERSON

"I am calling regarding the Directors' recommendation to not tender your common shares to the Nuance Communications, Inc. offer to purchase common shares of Zi Corporation. This line is recorded for quality assurance and training purposes. I understand that you hold common shares of Zi Corporation and I am calling to confirm that you have recently received the Directors' Circular sent to you by Zi Corporation recommending rejection of the Nuance Offer.

If "yes" to Question 1

If "no" "You can obtain a copy of the Directors' Circular at www.zicorp.com, www.sedar.com or www.sec.gov or I can arrange to have a copy sent to you. May I call you back once you've had a chance to review the Directors' Circular to answer any questions that you may have?" Disposition as "remail"

MACHINE MESSAGE

"I am calling regarding the Directors' recommendation to reject the offer to purchase common shares of Zi Corporation made by Nuance Communications, Inc. I understand that you hold common shares in Zi Corporation and I am calling to confirm that you have recently received the Directors' Circular sent to you by Zi Corporation recommending that you reject the offer by Nuance. Please call us back at 1-888-819-0207.

Question1:

"Nuance Communications, Inc. is making an offer to purchase all of the issued and outstanding common shares of Zi Corporation. The Board of Directors of Zi Corporation has recommended that shareholders reject the offer made by Nuance because it believes the offer to be inadequate and not in the best interest of Zi. Do you have any questions regarding the directors' recommendation?"

If "Yes"	(Answer questions according to the synopsis & go to question 2)
If "No"	(Go to Question 2)

Question2:	"Have you or do you plan to tender your common shares to the Nuance Offer?"
If – YES:

"The Board of Directors of Zi Corporation recommends that shareholders not tender to this offer. Would you like more information as to why they are making this recommendation?"

If yes – go to synopsis to discuss reasons. "If you change your decision to tender you may withdraw your common shares up until the expiry time (January 2, 2009 at 5:00 pm Calgary Time) of the Nuance offer." Disposition "Will/Has tender" Go to Close

If – NO:	"Thank you for your support. Close" disposition as "Will Not"

Zi Corporation Rejection of the Nuance Communications, Inc.	Unsolicited Offer
Offer to Purchase for cash all of the issued and outstanding	Expiry: January 2, 2009
common shares of Zi Corporation

If – UNDECIDED:

"The Board of Directors unanimously recommends that holders REJECT the offer and NOT TENDER their Zi Corporation common shares to the offer until further communication is received from the Board of Directors."

"THE BOARD OF DIRECTORS INTENDS TO COMMUNICATE FURTHER WITH SHAREHOLDERS PRIOR TO THE EXPIRY TIME OF THE OFFER."

"Would you like more information on why they are making this recommendation" - if yes go to synopsis to discuss reasons. Disposition "Undecided" Go to close Disposition "Undecided" Go to close

Close :	Thank-you for your time today. If you have any questions or require assistance, please don't hesitate to call us back at 1-888-819-0207.